Exhibit 10.3

ORITANI SAVINGS BANK

2005 DIRECTORS’ RETIREMENT PLAN

This 2005 Directors’ Retirement Plan (the “Plan”) effective as of January 1, 2005, is hereby established by the Board of Directors (the “Board of Directors” or the “Board”) of Oritani Savings Bank (the “Bank”), to provide members of the Board (each a “Director”) with retirement income benefits. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Bank maintains the Oritani Savings Bank Directors’ Retirement Plan (the “Frozen Plan”), which was originally effective as of July 17, 1996, but which was frozen effective December 31, 2004, in order to avoid the need for the Frozen Plan to comply with the requirements of Code Section 409A; and

WHEREAS, the Bank wishes to reward the years of extensive service provided by the current members of the Board of Directors and to continue to attract and to retain the best talent available to serve on its Board of Directors, and

WHEREAS, the Plan is intended to comply with Code Section 409A and any regulatory or other guidance issued under such Section; and

WHEREAS, Code Section 409A requires that certain types of nonqualified deferred compensation arrangements comply with its terms or subject the recipients of such compensation to current taxes and penalties.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the Bank and the directors agree as follows:

Section 1. PURPOSE. The purpose of the Plan is to recognize the valuable services provided to the Bank by its Directors and to assist in attracting new members to the Bank’s Board of Directors by providing Directors with retirement benefits under the terms and conditions set forth in the Plan.

Section 2. ELIGIBILITY.

(1) Any Director who has provided at least five (5) years of cumulative periods of service and who either (i) retires from service on the Board on or after attaining age 65, or (ii) retires, dies or incurs a Disability after attaining age 60, is eligible to participate in the Plan.

(2) For the purpose of determining cumulative periods of service, service on the board of directors of any entity which has merged into or been acquired by the Bank shall be treated the same as service on the Board of Directors of the Bank, and service of one or more full months in a given calendar year shall be credited under this Plan as a full year of service for such calendar year.

Section 3. AMOUNT OF BENEFIT. Each eligible Director shall receive as a retirement benefit the applicable payment calculated as provided herein:

(a) A Director who retires on or after attaining age sixty-five (65), with at least ten (10) years of cumulative service on the Board of Directors of the Bank will be entitled to receive an Annual Retirement Benefit equal to fifty percent (50%) of the aggregate annual compensation paid to such Director with respect to the year in which the Director retires, including fees paid to the Director for attendance at regular monthly Board meetings and annual meetings of the Bank and Oritani Financial Corp. (the “Company”), monthly retainers, and any additional annual retainers paid to the Director for service as a committee chair, lead director or otherwise (the “Annual Retirement Benefit”).

(b) If, after attaining age sixty (60), a Director retires, dies or incurs a Disability, and such Director has more than five (5) years of service, the benefit payable hereunder shall be calculated as follows:

5 to 6 years of service	50% of Annual Retirement Benefit
6 to 7 years of service	60% of Annual Retirement Benefit
7 to 8 years of service	70% of Annual Retirement Benefit
8 to 9 years of service	80% of Annual Retirement Benefit
9 to 10 years of service	90% of Annual Retirement Benefit
10 or more years of service	100% of Annual Retirement Benefit

For purposes of this Section 3, “Disability” shall mean any case in which a Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accent and health plan covering employees of the Director’s employer.

(c) Notwithstanding anything to the contrary herein, upon a Change in Control of the Bank, each Director, regardless of actual age, shall be deemed to have attained age sixty-five (65) and completed 10 years of service as a Director for purposes of calculating the amount of benefits under this Section 3. A “Change in Control” of the Bank shall mean a change in the ownership or effective control of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank, as defined in Code Section 409A and applicable Treasury Regulations issued thereunder.

(d) A Director who retires for any reason prior to attaining age sixty (60) will not receive any benefits under this Plan, regardless of cumulative years of service.

(e) For purposes of determining a Director’s Annual Retirement Benefit payable hereunder, such benefit shall be reduced by the amount of the retirement benefits payable to the Director under the Frozen Plan.

Section 4. MANNER OF PAYMENT. The Annual Retirement Benefit shall be payable in substantially equal monthly installments in one of the following two optional forms, which will depend on the marital status of the Director at the time benefits commence under the Plan. A Director who is single at the time payments commence hereunder shall receive his Annual Retirement Benefit in the form of an annuity payable for the life of the Director pursuant to Section 4(a) below. A Director who is married at the time of retirement or other termination from service shall receive his Annual Retirement Benefit in the form of an annuity payable for the lives of the Director and the Director’s surviving spouse pursuant to Section 4(b) below. For these purposes, “surviving spouse” means the person to whom the Director is married at the time of termination of service and to whom the Director remains married at the time of death.

(a) Life Annuity for Director. Equal monthly payments for the life of the retired Director computed as one-twelfth (1/12) of the Annual Retirement Benefit amount prescribed in Section 3 hereof, with benefit payments commencing upon the first day of the month following retirement from the Board and ending with the monthly payment due on the first day of the month in which the Director dies.

(b) Life Annuity for Director and Surviving Spouse. A joint and survivor form of benefit payable monthly computed as one-twelfth (1/12) of the Annual Retirement Benefit amount prescribed in Section 3 hereof, with benefit payments commencing upon the first day of the month following the Director’s retirement from the Board and continuing for his or her lifetime, provided that if the Director predeceases his or her spouse, and provided that the spouse was the Director’s spouse on the date the Director’s retirement became effective, benefit payments will continue to the Director’s surviving spouse commencing on the first day of the month following the Director’s death, and continuing through the monthly payment due on the first day of the month in which the Director’s spouse dies.

(c) Optional Lump Sum Distribution. Notwithstanding the foregoing, in the event of the Director’s Disability prior to retirement, or upon a Change in Control of the Bank, a Director may elect to receive his Annual Retirement Benefit in the form of a single lump sum payment, provided that the value of such lump sum payment is actuarially equivalent to the installment payments set forth under Section 4(a) or 4(b) above, as applicable. Such an election, if made, must be made not later than December 31, 2007, or if later, the last day of the transition period under Code Section 409A.

(d) Payments to a Specified Employee. Notwithstanding anything in the Plan to the contrary, to the extent required under Code Section 409A, no payment to be made to a Director who is also a Specified Employee shall be made sooner than six (6) months following the Specified Employee’s Separation from Service. For these purposes, the terms “Specified Employee” and “Separation from Service” shall have the meanings set forth under the Proposed Treasury Regulations promulgated under Code Section 409A.

(e) The obligations of the Bank hereunder constitute merely the unsecured promise of the Bank to make the payments provided for in this Plan. No Director, his or her spouse, or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Bank. To the extent any Director has a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Section 5. DEATH BENEFIT. In the event that a Director who has served on the Board for five (5) or more years dies after age 60 while serving on the Board, a benefit shall be payable to such Director’s surviving spouse. A director who dies prior to age 60 shall not be entitled to a death benefit hereunder, regardless of the Director’s number of years of service on the Board.

The benefit payable to the Director’s surviving spouse (the “Survivor’s Benefit”) shall be equal to the Director’s Annual Retirement Benefit that would have been payable to such Director, calculated as if the Director had served on the Board until he attained age 65 and elected to retire on the day before he died. The amount of the Survivor’s Benefit payable shall be based on the number of years the Director would have served on the Board, assuming that the Director served on the Board until age 65. The Survivor’s Benefit shall be payable to the spouse in equal monthly installments for his or her life, along with the medical benefits provided herein. The Survivor’s Benefit shall commence as soon as practicable following notification to the Bank of the Director’s death.

Section 6. MEDICAL BENEFITS. The medical benefits being provided to Directors by the Bank immediately prior to the date of their retirement shall continue to be provided to retired Directors for the Director’s lifetime in addition to the payments provided for herein.

Medical benefits for spouses of retired Directors, who are married to the Director at the time of the Director’s retirement, shall be provided to such spouses for the Director’s lifetime. If a Director dies while serving on the Board of Directors, the Bank will provide medical benefits, at the Banks’ expense, to the Director’s surviving spouse for his or her lifetime.

Notwithstanding the foregoing, in the event that the cost of the medical benefits provided hereunder exceeds 200% of the cost of such benefits to the Bank immediately prior to the date of the Director’s retirement, the cost in excess of 200% shall be paid to the Bank by the retired Director and or the Director’s spouse if applicable. The failure of the Director or the Director’s spouse to remit to the Bank such excess cost within 30 days of written notice and request by the Bank for payment shall relieve the Bank of any further obligation to pay for the medical expenses.

Section 7. BENEFIT CONDITIONS. Payment of benefits under the Plan are conditioned on (i) the eligible Director after retirement not engaging in any business enterprises which competes to a substantial degree with the Bank, without the prior written consent of the Bank, and (ii) the eligible Director or his or her spouse not disclosing to anyone not legally entitled thereto any confidential information relative to the business of the Bank. In the event of violation of any of these provisions, as determined by the Board in its sole discretion, all future benefit payments shall be cancelled and discontinued.

Section 8. GENERAL PROVISIONS.

(a) The right to receive any payment under the Plan shall not be transferable or assignable. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligation under this Plan, or refrain from same, and to determine the extent, nature and method of such asset purchases. The Bank further reserves the right, in its sole discretion, to establish a rabbi trust or trusts to hold the assets, if any, that it purchases to meet its obligations hereunder.

(b) Benefit payments under the Plan shall be made from the general assets of the Bank, and the Bank shall not be required to set aside funds for the payment of its obligations under the Plan.

(c) Subject to the requirements of Code Section 409A and the Proposed Treasury Regulations promulgated thereunder, the Board may at any time amend or terminate the Plan, provided, that no amendment or termination shall impair the rights of a Director to receive upon retirement from the Board those payments otherwise payable to said Director, computed as if he or she had chosen to retire on the day immediately preceding the date of such amendment or termination.

(d) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for re-election by the Bank.

(e) Any questions involving entitlement to payments under the Plan shall be referred to the Board for resolution. The determination of the Board shall be conclusive as to any such questions. The Board may obtain such advice or assistance as they deem appropriate from persons not serving on the Board.

(f) The provisions of the Plan shall be construed, administered and enforced according to the laws of the state of New Jersey. No payments of benefits shall be made hereunder if the Board of the Bank, or counsel retained thereby, shall determine that such payments shall be in violation of applicable regulations, or likely result in imposition of regulatory action, by the Office of Thrift Supervision, Federal Deposit Insurance Corporation or other appropriate banking regulatory agencies. The Plan shall be binding upon any successor or successors of the Bank, and unless clearly inapplicable, reference herein to the Bank shall be deemed to include any successors of the Bank. The Plan expresses, embodies, and supersedes all previous agreements, understandings, and commitments, whether written or oral, between the Bank and all Directors with respect to the subject matter hereof.

(g) Compliance with Section 409A of the Code. The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the Plan shall be subject to amendment, with or without advance notice to Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

Section 9. CLAIMS PROCEDURE.

9.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Plan administrator, which shall respond in writing within thirty (30) days.

9.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

9.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Plan administrator. The claim or request shall be reviewed by the Plan administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

9.4 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

9.5 Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 10. EFFECTIVE DATE. The effective date of the Plan is January 1, 2005.

ORITANI SAVINGS BANK

2005 DIRECTORS’ RETIREMENT PLAN

FORM OF PAYMENT ELECTION

EXHIBIT A

To:	Administrator of the Oritani Savings Bank 2005 Directors’ Retirement Plan

Pursuant to Section 4 of the Oritani Savings Bank 2005 Directors’ Retirement Plan (the “Plan”), I understand that I may elect an optional form of distribution of my Annual Retirement Benefit in the event of my Disability prior to retirement, or upon a Change in Control of Oritani Savings Bank. Such election must be made prior to December 31, 2007, or the last day of the transition period under Code Section 409A.

OPTIONAL FORM OF DISTRIBUTION

In the event of my Disability prior to retirement, or upon a Change in Control of Oritani Savings Bank, as such terms are defined in the Plan, I hereby elect the following optional distribution forms. I understand that these elections are optional, and that if not made, any relevant distribution will be made in accordance with the provisions of Section 4 of the Plan:

Disability

In the event that my service on the Board is terminated on account of my Disability, I hereby elect to receive my Annual Retirement Benefits in the following form:

☐ Lump Sum Distribution

Change in Control

In the event of a Change in Control of the Bank or the Company, I hereby elect to receive my Annual Retirement Benefits in the following form:

☐ Lump Sum Distribution

This Form of Payment Election shall become effective upon execution below by both the Director and a duly authorized officer of the Bank.

Dated this                      day of                     , 200__.

(Director)	(Bank duly authorized Officer)